Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
10f-3 TRANSACTIONS FOR THE PERIOD APRIL 1, 2000 THROUGH SEPTEMBER 30, 2000

ALLIANCE ALL MARKET ADVANTAGE FUND



                                                           Shares
                                                          Purchased
                         Date       Shares    Price per   by Fund
        Security *     Purchased   Purchased    Share      Group

	AT&T Wireless
         Group          04/26/00    97,300     $29.50   42,949,900
        Tycom LTD.      07/26/00    17,200     $32.00    3,996,400


                  % of
        Total   Offering
        Shares  Purchased                Shares
        offered    By      Purchased      Held
         (000)   Group(1)    From       09/30/00

        306,000  14.04%  Merrill Lynch  135,900
         61,130   6.54%  Goldman Sachs   17,200



        * Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

        ** Indicates the purchase of an Eligible Rule 144A Security.

        1) Purchases by all Alliance Funds, including the Fund, may not exceed:

             a)   if purchased in an offering other than an Eligible Rule
              144A Offering, 25% of the principal amount of the offering of such class; or

             b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.